Exhibit 99.1

American Assets Trust, Inc. Announces Amendment to Revolving Credit Facility

Company Release – January 10, 2012

SAN DIEGO – American Assets Trust, Inc. (NYSE:AAT) (the “Company”) announced today that it has amended its revolving credit facility. The revolving credit facility, arranged by Bank of America, N.A., was amended to (1) extend the maturity date to January 10, 2016 (with a one year extension option), (2) decrease the applicable interest rates and (3) modify certain financial covenants contained therein.

Robert F. Barton, the Company’s Chief Financial Officer, stated “We believe this amended facility combined with the Company’s cash on the balance sheet will provide sufficient liquidity for growth in the coming years”.

Additional information regarding the amended revolving credit facility can be found in the Company’s Form 8-K filed on January 10, 2012 with the Securities and Exchange Commission.

About American Assets Trust, Inc.

American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, that owns, operates, acquires and develops high quality retail and office properties in attractive, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon and Hawaii. The Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. The Company’s retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 2.2 million square feet. In addition the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. The Company has elected, or will elect, to be taxed and intends to operate in a manner that will allow it to qualify as a real estate investment trust, or REIT, for federal income tax purposes. For additional information, visit www.americanassetstrust.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s annual report on Form 10-K filed on March 30, 2011, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607